Exhibit 10.1

August 6, 2009

Mr. Stephen P. Hall

Re:                             Severance Agreement and Release

Dear Steve:

This letter summarizes the terms of your continuing employment and planned separation from employment with Helicos BioSciences Corporation (the “Company”), pursuant to the Corporate Officer Severance Plan effected December 11, 2008 (“Severance Plan”) between you and the Company (the “Agreement”).  The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release legal claims between you and the Company, to provide you with an overview of your severance pay and related benefits under the Severance Plan and to permit you to receive additional severance benefits not provided under the Severance Plan.  Defined terms not defined herein shall have the same meanings as ascribed to them in the Severance Plan.

With these understandings and in exchange for the promises by you and the Company as set forth below, you and the Company agree as follows.

1.                                      Employment Status, Severance Pay and Benefits:

(a)                                 You shall be an employee of the Company up to August 31, 2009 (the “Departure Date”).  Until August 14, 2009, you shall continue to hold the position of and serve as Senior Vice President, Chief Financial Officer and Treasurer of the Company (“CFO”).  To the extent that you retain responsibilities as CFO until August 14, 2009, you shall use your best efforts to perform such responsibilities, including without limitation using your best efforts to complete the Company’s financial statements and filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.  During the remainder of your employment, you shall also perform any reasonably requested responsibilities to assist in the transition of your duties.

(b)                                Pursuant to the Severance Plan, the Company shall pay you the sum of (i) $92,666.67 which represents your regular base salary as if you had been employed through December 31, 2009 at your current gross annual salary rate of $278,000 and (ii) any accrued vacation pay to the extent not theretofore paid, in a lump sum in cash within ten (10) business days of the Departure Date, provided, however, that you execute the Waiver and Release Agreement attached hereto as Schedule A.  Pursuant to the Severance Plan, the Company will also provide you with outplacement services consistent with past Company practice which shall include a comprehensive career transition with private career consulting and administrative services for three months.  On the Departure Date, your employment and your affiliations with the Company and any of its subsidiaries in any and all other capacities you may hold with the Company or any subsidiary shall terminate.  If so requested by the Company, you shall sign any reasonably requested written notices confirming your resignation from the Company as CFO, Treasurer and/or from your affiliation with the Company or any subsidiary in any other capacity.

(c)                                  The Departure Date shall be the date of the “qualifying event” under the Company’s group medical and dental plans for the purpose of continuation of coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The Company will present you with information on COBRA under separate cover.  If you timely elect continuation of coverage under COBRA, the Company shall pay the premiums for coverage of you under the Company’s group medical and dental plans in which you are currently participating (“Group Health Plans”) at the coverage levels that currently apply to you, subject to premium contributions by you to the same extent as premium contributions are required for active employees with the same coverage levels, effective until the earlier of (i) December 31, 2009 or (ii) the date when you become eligible for coverage under another group medical plan as a result of other employment.  You shall notify the Company in writing if you become eligible for coverage under another group medical plan before December 31, 2009 and you shall respond promptly to any reasonable requests for information relevant to your rights under this Section 1(c).  Nothing in this Agreement shall affect your right to continue participating in Group Health Plans pursuant to COBRA after December 31, 2009 at your own premium cost subject to the terms of COBRA.

(d)                                 As part of the consideration for the payments and benefits pursuant to Sections 1(b) and 1(c), you agree that during the period from the close of business on August 14, 2009 to and including August 31, 2009, you shall provide transitional assistance at any reasonable times requested by the Company.  Transitional assistance pursuant to this Section 1(d) may include but shall not be limited to services within the scope of Section 9.  In connection with your transitional assistance, your current monthly housing allowance and reimbursement of commuting expenses shall continue up until the Departure Date.

2.                                      Stock/Change in Control Agreements:

(a)                                  Stock and Stock Options:  Your rights to stock and stock options of the Company shall be governed by the Helicos BioSciences Corporation 2007 Stock Option and Incentive Plan (“Stock Option Plan”), your Incentive Stock Option Agreement dated May 8, 2008 (“May 8, 2008 ISO Agreement”), your Restricted Stock Agreement dated January 28, 2009 (“January 28, 2009 Restricted Stock Agreement”), and your Incentive Stock Option Agreement dated January 28, 2009 (“January 28, 2009 ISO Agreement”, together with the January 28, 2009 Restricted Stock Agreement, the “January 28, 2009 Equity Award Agreements” and together with the May 8, 2008 ISO Agreement, collectively, the “Equity Award Agreements”) based on your employment to the Departure Date, except that you shall further be entitled to vesting as of the Departure Date of such additional stock and options set forth in the January 28, 2009 Equity Award Agreements that would have vested if your employment had continued to and including January 1, 2010.  Subject only to that modification of vesting rights with respect to January 28, 2009 Equity Award Agreements, all of your rights and obligations to stock and/or stock options, including exercise, expiration and the Company’s purchase of unvested stock, are governed by the terms and conditions of the Equity Award Agreements.  Pursuant to the provisions of the Helicos BioSciences Corporation Insider Trading Policy (the “Insider Trading Policy”) applicable to former employees, you further understand and agree that you shall be subject to restrictions on trading of stock that are in effect as of the Departure Date until the first regularly scheduled open “trading window” following the Departure Date.

(b)                                 Change in Control Agreement:  You agree that you shall have no further rights under the Change in Control Agreement, and that as of the Departure Date, the Change in Control Agreement shall be null and void.

3.                                      Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a)                                 in consideration for the Company’s promises set forth herein, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;

(b)                                you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c)                                 you are advised that you may take at least twenty-one (21) days within which to consider the terms of this Agreement, subject to Section 4(a) below, and you are advised to consult with an attorney of your choice prior to executing this Agreement, and you acknowledge that you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(d)                                you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(e)                                 in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

4.                                      Period for Review and Consideration of Agreement:

(a)                                              You acknowledge that you are informed and understand that you have twenty-one (21) days from August 6, 2009 (i.e., to and including August 27, 2009) to review and consider a preceding version of this Agreement before signing it.  You further acknowledge and agree that the revisions to such preceding version that are reflected in this Agreement do not extend that twenty-one (21) day period.  If you sign this Agreement before August 27, 2009, you acknowledge that such decision was entirely voluntary.

(b)   The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

5.                                      Accord and Satisfaction:  The payments set forth herein shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees (defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities) to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, motor vehicle expenses, moving expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

6.                                      Company Files, Documents and Other Property:  You agree that on or before the Departure Date you will return to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, palm pilots and their equivalent, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”).  You represent that you have not and will not take by download or otherwise any Company Property.  You agree that in the event that you discover any Company Property in your possession, whether in electronic form or otherwise, after the Departure Date, you will immediately return such materials to the Company.

7.                                      No Liability or Wrongdoing:  Nothing in this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as, and/or deemed to be evidence of, an admission of liability or wrongdoing by any and/or all of the Company Releasees, and any such liability or wrongdoing is hereby expressly denied by each of the Company Releasees.

8.                                      Future Conduct:

(a)                                 Nondisparagement:  You agree not to make disparaging statements to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company.

(b)                                 Confidentiality of this Agreement:  You agree that you shall not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussion or negotiations relating to this Agreement, including any assertions made in the course of such negotiations, to any person or organization other than your immediate family and accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services.  Prior to any such disclosure that you may make, you shall secure from your attorney or accountant their agreement to maintain the confidentiality of such matters.  Notwithstanding the foregoing, you may make disclosure concerning this Agreement to the same extent as the Company makes public disclosure for securities law reporting purposes, after the Company has made any such disclosure.

(c)                                  Disclosures:  Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this section is complied with to the maximum extent possible.  Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law.  However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

(d)                                 Noncompetition, and Nondisclosure and Developments Agreement:  You agree that the Employee Noncompetition Agreement between you and the Company, dated April 27, 2008 (“Noncompetition Agreement”), and the Employee Nondisclosure and Developments Agreement between you and the Company, dated April 27, 2008 (“Nondisclosure and Developments Agreement”), provide restrictions regarding your conduct following the termination of your employment.  You agree that the agreements referenced in the preceding sentence are valid and enforceable, and that you shall comply in all respects with the terms of such agreements.

9.                                      Future Cooperation:

You agree to cooperate reasonably with the Company (including its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information.  You further agree to make yourself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel.  The Company shall not utilize this Section 9 to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have.  You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness.  The Company shall compensate you at the rate of $200.00 per hour for services provided by you pursuant to this Section 9; provided that (i) the Company shall not be required to provide compensation for services that also come within the scope of your obligations to provide transitional assistance pursuant to Section 1(d) (which obligations are subject to the time period and hours limitation applicable to services pursuant to Section 1(d)), and (ii) the Company shall not be obligated to compensate you for any time that you could be compelled to expend if you were subpoenaed by the Company.  The Company shall also reimburse you for any pre-approved reasonable business travel expenses that you incur on the Company’s behalf as a result of your litigation cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

10.                               Representations, Governing Law and Other Terms:

(a)                     This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, except the Stock Option Plan, Restricted Stock Agreement, ISO Agreement, Insider Trading Policy, Change in Control Agreement (subject to its termination pursuant to this Agreement), Noncompetition Agreement and Nondisclosure and Developments Agreement.  This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of the Company and you.

(b)                    If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions and parts thereof of this Agreement are declared to be severable.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.  The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c)                     This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state.

(d)                                You represent that you have not been subject to any retaliation or any other form of adverse action by the Company Releasees for any action taken by you as an employee of the Company or resulting from your exercise of or attempt to exercise any statutory rights recognized under federal, state or local law.

(e)                     You may not assign any of your rights or delegate any of your duties under this Agreement.  The rights and benefits of this Agreement shall inure to the benefit of the Company’s successors and assigns.

(f)                       This Agreement may be executed in counterparts.  When both parties have executed their respective counterparts, this Agreement shall be considered to be fully executed and the counterparts shall together be considered one and the same Agreement.

11.                               Effective Date:  After signing this letter, you may revoke this Agreement for a period of seven (7) days following said execution.  The Agreement shall not become effective or enforceable and no payments will be made pursuant to this Agreement until this revocation period has expired (“Effective Date”).

If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Finally, Steve, I want to thank you personally for your efforts and professionalism to help Helicos achieve its goals.  I wish you the very best in the future.

Very truly yours,
HELICOS BIOSCIENCES CORPORATION

By:	/s/ Ronald A. Lowy
Ronald A. Lowy
Chief Executive Officer

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

/s/ Stephen P. Hall
Stephen P. Hall

Schedule A

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT is entered into as of August 6, 2009 (the “Effective Date”), by Stephen P. Hall (the “Employee”) in consideration of the severance payments provided to the Employee by Helicos BioSciences Corporation (the “Company”) pursuant to the Helicos BioSciences Corporation Corporate Officer Severance Plan (the “Severance Payment”).

1.                                       Waiver and Release.  The Employee, on his or her own behalf and on behalf of his or her heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his or her signing of the Waiver and Release Agreement, concerning his or her employment or separation from employment.  This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.

The Employee understands that by signing this Waiver and Release Agreement he or she is not waiving any claims or administrative charges which cannot be waived by law.  He or she is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his or her behalf arising out of or related to his or her employment with and/or separation from employment with the Company.

The Employee further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Waiver and Release Agreement.

2.                                       Acknowledgments.  The Employee is signing this Waiver and Release Agreement knowingly and voluntarily.  He or she acknowledges that:

(a)                                  He or she is hereby advised in writing to consult an attorney before signing this Waiver and Release Agreement;

(b)                                 He or she has relied solely on his or her own judgment and/or that of his or her attorney regarding the consideration for and the terms of this Waiver and Release Agreement and is signing this Waiver and Release Agreement knowingly and voluntarily of his or her own free will;

(c)                                  He or she is not entitled to the Severance Payment unless he or she agrees to and honors the terms of this Waiver and Release Agreement;

(d)                                 He or she has been given at least twenty-one (21) calendar days to consider this Waiver and Release Agreement, or he or she expressly waives his or her right to have at least twenty-one (21) days to consider this Waiver and Release Agreement;

(e)                                  He or she may revoke this Waiver and Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer.  He or she further understands that this Waiver and Release Agreement is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he or she revokes this Waiver and Release Agreement within the seven (7) day revocation period, he or she will not receive the Severance Payment;

(f)                                    He or she has read and understands the Waiver and Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his or her signing of this Waiver and Release Agreement that he or she may have against the Employer; and

(g)                                 No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Waiver and Release Agreement.

3.                                       No Admission of Liability.  This Waiver and Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Employee, and the Employer expressly denies that any wrongdoing has occurred.

4.                                       Entire Agreement.  There are no other agreements of any nature between the Employer and the Employee with respect to the matters discussed in this Waiver and Release Agreement, except as expressly stated herein, and in signing this Waiver and Release Agreement, the Employee is not relying on any agreements or representations, except those expressly contained in this Waiver and Release Agreement.

5.                                       Execution.  It is not necessary that the Employer sign this Waiver and Release Agreement following the Employee’s full and complete execution of it for it to become fully effective and enforceable.

6.                                       Severability.  If any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

7.                                       Governing Law.  This Waiver and Release Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding the choice of law rules thereof.

8.                                       Headings.  Section and subsection headings contained in this Waiver and Release Agreement are inserted for the convenience of reference only.  Section and subsection headings shall not be deemed to be a part of this Waiver and Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

EMPLOYEE:

/s/ Stephen P. Hall
Stephen P. Hall